Exhibit 99.1

Syntel Reports Third Quarter 2016 Financial Results

Highlights:

•	Q3 revenue of $241M, down 5% from year-ago quarter, and 2% sequentially
•	Q3 loss per share of $2.58 as compared to EPS of $0.92 in the year-ago quarter, and $0.70 in the prior quarter. Q3 2016 EPS was negatively impacted by $3.21 per share of one-time tax expense associated with a one-time repatriation of cash.
•	Q3 cash & short term investments of $88.4M
•	Global Headcount of 23,055 on September 30, 2016, versus 23,814 in the year ago quarter

TROY, Mich. – October 20, 2016 – Syntel, Inc. (Nasdaq:SYNT), a global leader in digital modernization, information technology and knowledge process services for Global 2000 companies, today announced financial results for the third quarter, ended September 30, 2016.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter decreased five percent to $241.3 million from $253.6 million in the prior-year period, and two percent from $246 million in the second quarter of 2016. During the third quarter, Banking and Financial Services accounted for 48.1 percent of total revenue, with Retail, Logistics and Telecom at 17.2 percent, Healthcare and Life Sciences at 16.4 percent, Insurance at 13.7 percent, and Manufacturing at 4.6 percent.

The Company’s gross margin was 39.2 percent in the third quarter, compared to 42.4 percent in the prior-year period and 37 percent in the second quarter of 2016. Selling, General and Administrative (SG&A) expenses were 12.2 percent of revenue in the third quarter, compared to 6 percent in the prior-year period and 7.4 percent in the previous quarter.

The third quarter income from operations was 27 percent of revenue as compared to 36.5 percent in the prior-year period and 29.6 percent in the second quarter. The sequential decline in operating margin during the third quarter primarily reflects the unfavorable impact of currency-related balance sheet translations, which was partially offset by lower immigration expenses.

In connection with a special cash dividend and the one-time repatriation of cash announced on September 12, the Company recognized a one-time tax expense of $271 million (net of foreign tax credits) in the third quarter of 2016. As a result, net loss for the third quarter was $217.2 million or $2.58 per diluted share, compared to net income of $77.7 million or $0.92 per diluted share in the prior-year period and $58.8 million or $0.70 in the second quarter of 2016.

During Q3, Syntel spent $6.2 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $88.4 million. The Company ended the quarter with 23,055 employees globally.

Operational Highlights

“Market conditions were challenging during the third quarter as macroeconomic, business and regulatory uncertainty impacted customer spending in what is typically a seasonally strong period,” said Syntel CEO and President Nitin Rakesh. “Despite this, we continued to see some signs of stabilization in our insurance segment, including in the personal lines sub-industry.”

“Syntel is unwavering in its strategic focus on becoming the global leader in digital modernization. A strong deal pipeline and favorable customer response to our comprehensive offerings in this area give us confidence that our growth trajectory will improve as near-term headwinds abate,” said Rakesh.

“During the third quarter our Board declared a special cash dividend of $15 a share, returning considerable value to our shareholders. This decision underscores conviction in our financial and operational strength and in our ability to execute on our strategic focus.”

2016 Guidance

Based on current visibility levels and an exchange rate assumption of 67 Indian rupees to the dollar, the Company currently expects 2016 revenue of $960 million to $970 million and loss per share in the range of $0.65 to $0.75.

CFO Appointment

On October 17, 2016, the Board of Directors of Syntel named Anil Agrawal as Chief Financial Officer and Chief Information Security Officer, effective November 1, 2016. Mr. Agrawal, age 39, has been Acting Chief Financial Officer since November 2015 and has been with Syntel since 2001. Mr. Agrawal was previously a General Manager of Finance for Syntel and served as Head of Finance for the Company’s India operations from 2007 through December 2011 and Head of Corporate Financial Planning and Analytics from January 2012 to November 2015.

Syntel to Host Conference Call

Syntel will discuss its third quarter 2016 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until October 27, 2016 by dialing (855) 859-2056 and entering “97795475”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is the global leader in digital modernization services, with a core suite of automation-driven IT and knowledge process services. Syntel helps global enterprises thrive in the Two-Speed World™ by building agile, efficient technology infrastructures that blend legacy business models with disruptive digital innovations. Syntel’s recursive automation platform, SyntBots®, enables clients to manage, migrate, and modernize their business and technology ecosystems. Syntel believes in a “Customer for Life” philosophy to build collaborative partnerships and creates long-term business value for its clients by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Europe and International: Rani Gill, Flame PR, +44 0203 357 9746, Syntel@flamepr.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015	2016	2015
Net revenues	$241,255	$253,636	$728,663	$714,032
Cost of revenues	146,672	146,061	453,371	436,550

Gross profit	94,583	107,575	275,292	277,482
Selling, general and administrative expenses	29,526	15,121	77,468	72,231

Income from operations	65,057	92,454	197,824	205,251
Other income, net	4,227	10,227	13,198	29,452

Income before provision for income taxes	69,284	102,681	211,022	234,703
Income tax expense	286,513	24,990	316,403	56,412

Net (Loss)/Income	$(217,229)	$77,691	$(105,381)	$178,291

Other Comprehensive (Loss)/Income
Foreign currency translation adjustments	$(391)	$(34,012)	$(17,725)	$(39,932)
Unrealized gains (Loss) on securities:
Unrealized holding gains arising during period	170	1,477	217	4,769
Reclassification adjustment for gains included in net income	(1,931)	(3,341)	(244)	(4,360)

	(1,761)	(1,864)	(27)	409
Defined benefit pension plans:
Net Profit (Loss) arising during period	—	—	—	—
Amortization of prior service cost included in net periodic pension cost	12	37	47	96

	12	37	47	96
Other comprehensive (loss) before tax	(2,140)	(35,839)	(17,705)	(39,427)
Income tax benefit (expenses) related to Other Comprehensive (loss)/income	659	461	(54)	(572)

Other comprehensive (loss), net of tax	(1,481)	(35,378)	(17,759)	(39,999)

Comprehensive (Loss)/Income	$(218,710)	$42,313	$(123,140)	$138,292

Dividend Per Share	$15.00	—	$15.00	—

(LOSS)/EARNINGS PER SHARE:
Basic	$(2.58)	$0.92	$(1.25)	$2.12
Diluted	$(2.58)	$0.92	$(1.25)	$2.12

Weighted average common shares outstanding:
Basic	84,214	84,005	84,155	83,950

Diluted	84,289	84,131	84,278	84,131

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited) September 30, 2016	(Audited) December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$65,244	$500,499
Short term investments	23,150	540,045
Accounts receivable, net of allowance for doubtful accounts of $663 at September 30, 2016 and $622 at December 31, 2015, respectively	113,077	136,926
Revenue earned in excess of billings	32,711	30,448
Advance to transfer agent for dividend payout	1,261,500	—
Deferred income taxes and other current assets	36,442	44,575

Total current assets	1,532,124	1,252,493

Property and equipment	230,653	217,922
Less accumulated depreciation and amortization	120,732	112,146

Property and equipment, net	109,921	105,776
Goodwill	906	906
Non current Term Deposits with Banks	229	77
Deferred income taxes and other non current assets	61,935	64,018

TOTAL ASSETS	$1,705,115	$1,423,270

LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$55,649	$60,339
Income taxes payable	60,377	11,305
Accounts payable and other current liabilities	39,065	37,892
Deferred revenue	3,189	7,716
Loans and borrowings	15,131	129,981
Dividends payable	1,261,500	—

Total current liabilities	1,434,911	247,233
Other non current liabilities	26,707	17,592
Non Current loans and borrowings	464,190	—

TOTAL LIABILITIES	1,925,808	264,825
SHAREHOLDERS’ (DEFICIT)/EQUITY
Total shareholders’ (Deficit)/Equity	(220,693)	1,158,445

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY	$1,705,115	$1,423,270